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                                                                    Exhibit 10.1

                          AMENDED EMPLOYMENT AGREEMENT
                          ----------------------------



         AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of February 16, 1999, between Monro Muffler Brake, Inc. (the "Company") and Robert Gross (the "Executive").

         WHEREAS, the Company wishes to hire the Executive and the Executive desires to serve in the employ of the Company upon the terms and conditions hereinafter provided.

         IT IS THEREFORE AGREED AS FOLLOWS:

         1.   EMPLOYMENT AND DUTIES.

              1.1 EMPLOYMENT BY THE COMPANY. The Company hereby agrees to employ the Executive for the Term (as herein defined), to render exclusive and full-time services in the capacity of President and Chief Executive Officer of the Company, subject to the control and direction of the Company's Board of Directors (the "Board of Directors").

              1.2 DUTIES/AUTHORITY. The Executive shall have responsibility for the conduct of the business and fiscal affairs of the Company and the general supervision of and control over the properties, business interests, and agents of the Company, in each case subject to the control and direction of the Board of Directors. The Executive's duties hereunder shall be consistent with the duties, responsibilities, and authority generally recognized for the offices of Chief Executive Officer and President.

              1.3 DIRECTORSHIP. The Company shall use its best efforts to cause the Executive to be elected as a director by February 18, 1999.

         2. TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date (as defined in Section 9.10) and shall end on December 1, 2003, unless sooner terminated as provided herein.

         3.   COMPENSATION.

              3.1 SALARY. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive (i) for the period from the Effective Date through December 31, 1998, the sum of $7,500 payable on January 5, 1999, and (ii) thereafter during the Term a salary of $420,000 per annum (the "Base Salary"), payable in the case of payments under this clause (ii) not less frequently than monthly, less such amounts as shall be required to be withheld by applicable law and regulations.

              3.2 INITIAL BONUS. The Company shall pay the Executive an initial bonus of $150,000, payable on the later of January 15, 1999 and the date on which the Executive completes his stock purchase obligation pursuant to Section 4 hereof, less such amounts as shall be required to be withheld by applicable law and regulations.
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              3.3 ANNUAL BONUS. Pursuant to the Company's bonus plan (the
"Bonus Plan"), the Company shall pay the Executive, within 120 days of its fiscal year end, a bonus in respect of each year during the Term beginning with the fiscal year ending in March, 2000, of 60% of Base Salary if the Company achieves its performance targets set by the Board of Directors with respect to such years, increased up to a maximum of 120% of Base Salary if the Company exceeds such performance targets by amounts to be determined by the Board of Directors (the "Annual Bonus"), less such amounts as shall be required to be withheld by applicable law and regulations. If this Agreement terminates other than at the end of a fiscal year end and if the Executive is entitled to a pro rata bonus for such partial year pursuant to Section 5.5, such pro rata bonus shall be equal to the bonus he would have received under the Bonus Plan had he been employed by the Company for the entire fiscal year multiplied by a fraction the numerator of which shall be the number of days during such fiscal years he was so employed and the denominator of which shall be 365.

              3.4 PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program (including either coverage thereunder for his wife notwithstanding any pre-existing condition or separate reimbursement of his wife's medical expenses by the Company), or any pension plan or similar benefit plan of the Company, which is available generally to other senior executives of the Company.

              3.5 EXPENSES. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement ("Expenses") upon presentation of expense statements or vouchers or such other supporting information as it may require.

              3.6 VACATION. The Executive shall be entitled to such amount of vacation which is available generally to other senior executives of the Company; PROVIDED, HOWEVER, that in no event shall the Executive be entitled to less than three weeks of vacation in each twelve-month period following the commencement of the Term.

              3.7 STOCK OPTIONS.

                  (a) As of the Effective Date, the Executive shall be granted under the Monro Muffler Brake, Inc. 1989 Stock Option Plan (the "Stock Option Plan") incentive stock options (the "ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 225,000 shares of the Company's common stock. The ISOs shall have an exercise price equal to the fair market value of the Company's common stock on the Effective Date and shall have a 10 year term. The ISOs shall vest and become exercisable, subject to approval of the Company's stockholders, in accordance with the following schedule, provided that on each such date the Executive continues to be employed by the Company: (i) on the Effective Date and on January 1, 2003, a number of options covering that number of shares which equals $100,000 divided by the fair market value per share of the Company's common stock on the date of grant, and (ii) on December 1, 1999, December 1, 2000,

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December 1, 2001 and December 1, 2002, 25% of the difference between 225,000 shares and the number of shares subject to clause (i); PROVIDED, HOWEVER, that if the Executive's employment is terminated by the Company without Cause prior to December 1, 2000, an aggregate (including those theretofore vested) of 50% of the ISOs shall be vested and immediately exercisable as of the date of termination.

                  (b) As of the Effective Date the Executive shall be granted under the 1998 Stock Option Plan non-qualified stock options (the "NSOs") to purchase 200,000 shares of the Company's common stock. The NSOs shall have an exercise price equal to the fair market value of the Company's common stock on the Effective Date and shall have a 5 year term. The NSOs shall vest and become exercisable, subject to approval of the Company's stockholders, as follows: (i) 50% shall vest and become exercisable at the time when the closing price of the Company common stock has been at least $13 per share for 20 consecutive trading days, provided the Executive continues to be employed by the Company on such date; and (ii) the remaining 50% shall vest and become exercisable at the time when the closing price of the Company common stock has been at least $16 per share for 20 consecutive trading days, provided the Executive continues to be employed by the Company on such date.

                  (c) Within thirty days after preparation of the Company's federal income tax return for a year during which the Executive exercises an NSO granted to the Executive pursuant to this Agreement, the Company shall pay the Executive, in cash, the net Federal income tax benefit to the Company from such exercise. Such net tax benefit shall be determined by comparing the Federal income tax liability that the Company would have incurred in the absence of such exercise to the actual Federal income tax liability of the Company in the taxable year in which such exercise occurs (the "Exercise Tax Year") taking into account such exercise; PROVIDED, HOWEVER, that if the Company suffers a net operating loss in the Exercise Tax Year, the Company shall also pay to the Executive, in cash, the net Federal income tax benefit it reasonably expects to result from a carryback of such net operating loss to the extent such carryback results from any deduction attributable to such exercise, the amount of such benefit being determined by comparing the Federal income tax liability that the Company would have incurred in the year or years to which such net operating loss deduction may be carried back in the absence of such exercise to the actual Federal income tax liability of the Company in the year or years to which such net operating loss may be carried back taking into account such exercise. The amount of the payment required under this Section 3.7(c) shall be determined by the independent public accounting firm that audits the Company's financial reports at the time such payment is due, the determination of which firm shall be binding and conclusive on the Company and the Executive in the absence of manifest error.

              3.8 ADDITIONAL BENEFITS. The Executive shall be entitled to the following additional benefits under this Agreement:

                   (a) the use of an automobile comparable to that provided to other senior executives in connection with the rendering of services to the Company pursuant to this Agreement, together with reimbursement for all gas, maintenance, insurance and repairs required by reason of his use of such vehicle;


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                   (b) reimbursement for all reasonable moving costs associated with Executive's relocation in connection with his commencement of employment under this Agreement; PROVIDED, HOWEVER, that the Executive shall not be entitled to reimbursement for any loss on the sale of Executive's residence;

                   (c) reimbursement for all reasonable housing expenses, including, but not limited to, the cost of maintaining an apartment convenient to the Company's headquarters, incurred by the Executive for the period ending May 31, 1999; and

                   (d) reimbursement for all reasonable commuting and travel expenses between the Executive's home and the Company's headquarters incurred by the Executive for the period ending May 31, 1999.

              4.  STOCK PURCHASE.

              (a) The Executive shall purchase, in the open market, 100,000 shares of Company common stock (the "Shares") no later than January 31, 1999; PROVIDED, HOWEVER, that, in the event the aggregate purchase price for the Shares is greater than $850,000, the Executive shall be required to purchase only the number of shares of Company common stock that can be purchased for an aggregate purchase price of $850,000.

              (b) In connection with the purchase of the Shares, Executive agrees to pay the amount equal to the purchase price necessary for the purchase of the first 25,000 shares (the "Out-of-Pocket Sum"). Pursuant to a Secured Note Agreement between the Company and the Executive, the Company shall lend to the Executive, on a full-recourse basis, as and when needed to effect the purchases, the balance required for the purchase of the remaining 75,000 Shares above the Out-of-Pocket Sum (the "Loan"); PROVIDED, HOWEVER, that under no circumstances shall the principal amount of the Loan exceed $650,000. The Loan shall be due and payable by the Executive, with such payment made in cash, in five annual installments, each equaling 20% of the principal amount of the Loan (the "Installment Payments"), with all accrued interest and other charges due and payable on the fifth anniversary of the date of the Loan; PROVIDED, HOWEVER, that if the Executive is employed with the Company pursuant to this Agreement at the time any Installment Payment is due, such Installment Payment shall be forgiven by the Company.

         5.   TERMINATION.

              5.1 TERMINATION UPON DEATH. If the Executive dies during the Term, this Agreement shall terminate and the Company shall have no further obligations under this Agreement.

              5.2 TERMINATION UPON DISABILITY. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his services hereunder for a period or periods aggregating 90 days during any twelve month period, the Company may at any time after such 90th day of disability, by written notice to the Executive, terminate the Term of the Executive's employment hereunder.


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              5.3 TERMINATION FOR CAUSE. The Company may at any time, by written notice to the Executive, terminate the Term of the Executive's employment hereunder for Cause and the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice, except for the payment of any Base Salary earned, and any Expenses incurred but not yet paid to the Executive and benefits in accordance with
Section 5.5 hereof. For purposes hereof, the term "Cause" shall mean: (a) conviction of, or a plea of nolo contendere or guilty by, the Executive for any crime constituting a felony in the jurisdiction in which committed or for any other criminal act against the Company; (b) failure or refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board of Directors, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of 10 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation or of improperly or unlawfully converting for the Executive's own personal benefit any property of the Company; or (d) any violation or breach of the provisions of Section 7 of this Agreement.

              5.4 TERMINATION WITHOUT CAUSE. During the Term, the Company may terminate the Executive's employment without Cause upon 10 days' written notice. If the Company terminates the Executive's employment without Cause, the Executive shall receive (i) his Base Salary, payable in accordance with the provisions of Section 3.1 hereof, until the later of (a) one year from the date of such termination and (b) December 1, 2000, and (ii) the Annual Bonus for the year prior to the year in which the Executive is terminated, to the extent not yet paid.

              5.5. BENEFITS UPON TERMINATION. Notwithstanding termination of this Agreement pursuant to Section 5.1 or 5.2, the Executive shall continue to be entitled to compensation and benefits accrued through the date of death or disability as the case may be. Except as provided in Sections 5.4 and 6 hereof, all of the Executive's rights to bonuses and fringe benefits accruing after any termination of this Agreement, if any, shall cease upon such termination; PROVIDED, HOWEVER, that (i) the Executive shall be entitled to any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of termination; (ii) nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code; (iii) if the employment of the Executive terminates pursuant to
Section 5.1, 5.2 or 5.4 other than at the end of a fiscal year, he shall be entitled to a pro rata bonus under the Bonus Plan in respect of such year as provided in Section 3.3; and (iv) the benefits provided in Section 3.7(c) shall continue.

         6. CHANGE IN CONTROL. In the event of the occurrence of a Change in Control of the Company, the Executive shall remain employed by the Company, pursuant to the terms and conditions of this Agreement. If, after the Change in Control, the Executive's employment is


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terminated without Cause or the Executive resigns following a material diminution in his duties as set forth in Section 1.2 of this Agreement, then the Executive shall continue to receive his Base Salary for the remainder of the Term, and the ISOs and NSOs granted to the Executive shall become fully vested and exercisable as of the date of termination or resignation, as the case may be. For purposes of this Agreement, a "Change in Control" shall mean any of the following: (i) any person who is not an "affiliate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (ii) the sale of the Company substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; or (iii) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which the Company is not the surviving entity.

         7.   NON-COMPETITION AND CONFIDENTIALITY.

              7.1 NON-DISCLOSURE. The Executive will not, during the period of the Executive's employment with the Company or at any time thereafter, regardless of the reason for the cessation of the Executive's employment: (i) use any Confidential Information for the Executive's own benefit or for the benefit of any person or entity other than the Company; (ii) disclose to any person or entity any Confidential Information; or (iii) remove from the Company's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of the Executive's duties during the Executive's employment by the Company. Upon termination of the Executive's employment, or at any such time as the Company may request, the Executive will deliver to the Company all copies in the Executive's possession of any Confidential Information, in any form. The Executive will not at any time assert any rights as against the Company in or with respect to any Confidential Information.

                  For purposes of this Agreement, "Confidential Information" means any and all technical, research, operational, manufacturing, marketing, sales and financial information, customer lists and trade secrets of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which the Executive can prove was in the Executive's possession prior to the commencement of the Executive's employment with the Company or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of the Executive.

              7.2 NON-COMPETITION. The Executive will not, during the period of the Executive's employment with the Company, and for (i) a period of two years after the termination of the Executive's employment with the Company for any reason other than termination by the Company without Cause, or (ii) if for termination by the Company without Cause, for the period he continues to receive his Base Salary pursuant to Section 5.4, directly or indirectly, on the Executive's behalf or on behalf of any other person or entity, in any way, whether as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor,

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lender (other than as an employee of a bank or other financial institution) or in any other capacity with any entity materially engaged in the business of the Company, compete within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall be construed as preventing the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity security of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the undercar service and repair of automobile and light truck brake, exhaust and suspension systems, and related activities.

              7.3 NON-SOLICITATION OF EMPLOYEES. The Executive will not, during the period of the Executive's employment with the Company, and for a period of two years after the termination of the Executive's employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.

              7.4 ENFORCEABILITY OF PROVISIONS. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

              7.5 REMEDY FOR BREACH. The Executive hereby acknowledges that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under
Section 5.4 of this Agreement.

         8.   EXECUTIVE REPRESENTATIONS.

              (a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the

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Executive, enforceable in accordance with its terms, and (iv) the Executive is under no physical or mental disability that would hinder him in the performance of his duties hereunder.

              (b) The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations and warranties.

         9.   OTHER PROVISIONS.

              9.1 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

                          (a)       if to the Company, to it at:

                                    Monro Muffler Brake, Inc.
                                    200 Holleder Parkway
                                    Rochester, New York 14615
                                    Attention:  Peter Solomon


                           (b)      if to the Executive, to him at:
                                    10 Moraine Road
                                    Edison, New Jersey  08820


              9.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

              9.3 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

              9.4 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties

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with respect to any dispute or controversy between them arising under or in connection with this Agreement.

              9.5 ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns. However, neither party may voluntarily assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect.

              9.6 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

              9.7 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              9.9 SHAREHOLDER APPROVAL. The Company shall use its best efforts to obtain shareholder approval of the Stock Option Plan at the next annual meeting of shareholders.

              9.10. EFFECTIVE DATE. Notwithstanding the date and execution of this Agreement, this Agreement shall not become effective until the Executive notifies the Company of his resignation from his current employer (the "Effective Date"), provided that this Agreement shall terminate completely if the Effective Date does not occur by December 4, 1998.



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              IN WITNESS WHEREOF, the parties have executed this Amended and
Restated Employment Agreement as of the date first above written.


                                    MONRO MUFFLER BRAKE, INC.

                                    By:__________________________________
                                    Name:________________________________
                                    Title:_______________________________





                                    _____________________________________
                                                Robert Gross